FORM OF INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of [•], 2009, by and among Central European Media Enterprises Ltd., a Bermuda company (the “Company”), Ronald S. Lauder, RSL Savannah LLC, a Delaware limited liability company (“RSL Savannah”), RSL Investment LLC, a Delaware limited liability company (“RSL CME GP”), RSL Investments Corporation, a Delaware corporation (“RSL CME LP” and, together with Ronald S. Lauder, RSL Savannah, RSL CME GP and the RSL Permitted Transferees (as defined herein), the “RSL Investors”), TW Media Holdings LLC, a Delaware limited liability company (“TW” and, together with the TW Permitted Transferees (as defined herein), the “TW Investors”), and any other subsequent parties to this Agreement upon such Party’s execution of a joinder to this Agreement in the form annexed hereto as Exhibit A.  The Company, the RSL Investors and the TW Investors, together with any subsequent parties hereto, are sometimes referred to herein individually by name or as a “Party” and collectively as the “Parties”, and the RSL Investors and the TW Investors, together with any subsequent parties hereto, are sometimes referred to herein as an “Investor” and collectively as the “Investors”.  The meanings of certain capitalized terms used herein are set forth in Section 2 hereof.

1.             Recitals.

1.1.          WHEREAS, the Company and TW are parties to that certain Subscription Agreement, dated as of March 22, 2009 (the “TW Subscription Agreement”), pursuant to which the Company issued to TW four million five hundred thousand (4,500,000) Class B Common Shares and fourteen million five hundred thousand (14,500,000) Class A Common Shares (collectively, the “TW Shares”) in exchange for an aggregate of US$241,500,000, on the terms and conditions set forth in the TW Subscription Agreement;

1.2.          WHEREAS, as of the date hereof, Ronald S. Lauder is the beneficial owner of 2,961,205 Class B Common Shares (excluding the RSL Excluded Shares) through his direct or indirect control of CME Holdco;

1.3.          WHEREAS, each of RSL Savannah, Ronald S. Lauder, TW and the Company is a party to that certain Irrevocable Voting Deed and Corporate Representative Appointment, dated as of the date hereof (the “TW Voting Agreement”); and

1.4.          WHEREAS, the Parties desire to enter into this Agreement to provide for certain matters with respect to the issuance, ownership, voting and transfer of the Class A Common Shares and the Class B Common Shares (and any direct and indirect interest therein) held by them.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

2.             Defined Terms.  As used herein, the following terms have the meanings set forth below:

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise); provided, however that (a) none of the Company or its subsidiaries shall be deemed to be an “Affiliate” of any Investor, (b) CME Holdco shall not be deemed an “Affiliate” of any TW Investor and (c) none of the RSL Excluded Persons shall be deemed to be an “Affiliate” of any RSL Investor for any purpose hereunder.

“Agreement” has the meaning set forth in the preamble.

“Amended Tag-Along Notice” has the meaning set forth in Section 5.1.

“Annual Information Statement” has the meaning set forth in Section 6.7.

“Board” has the meaning set forth in Section 3.3(c).

“Change of Control Transaction” means (i) any merger, consolidation, amalgamation, tender offer, recapitalization, reorganization, scheme of arrangement or any other transaction resulting in the shareholders of the Company immediately before such transaction owning, directly or indirectly, less than a majority of the aggregate voting power of the resultant entity or (ii) any sale of all or substantially all of the assets of the Company, in each case, in one transaction or in a series of related transactions.

“Class A Common Shares” means the shares of Class A Common Stock, par value $0.08 per share, of the Company, having such rights associated with such Class A Common Shares as set forth in the governing documents of the Company, including the Company’s Bye-laws, and any Equity Securities issued or issuable in exchange for or with respect to such Class A Common Shares (i) by way of dividend, split, subdivision, conversion or consolidation of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or similar transaction.

“Class B Common Shares” means the shares of Class B Common Stock, par value $0.08 per share, of the Company, having such rights associated with such Class B Common Shares as set forth in the governing documents of the Company, including the Company’s Bye-laws, and any Equity Securities issued or issuable in exchange for or with respect to such Class B Common Shares (i) by way of dividend, split, subdivision, conversion or consolidation of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or similar transaction.  Notwithstanding the foregoing, for purposes of this Agreement, the term “Class B Common Shares” shall never include the Class A Common Shares into which they are convertible pursuant to the Company’s Bye-laws.

“Closing Date” has the meaning set forth in the TW Subscription Agreement.

“CME Holdco” means CME Holdco, L.P., a Cayman Islands exempted limited partnership.

“Company” has the meaning set forth in the preamble and includes any successor entity thereto.

“Designated Securities” has the meaning set forth in Section 7.3.

“Effective Date” has the meaning set forth in the TW Subscription Agreement.

“Equity Securities” means (i) shares or other equity interests (including the Class A Common Shares and the Class B Common Shares) of the Company and (ii) options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, shares or other equity interests of the Company.

“Excluded Securities” has the meaning set forth in Section 7.1.

“Fair Market Value” has the meaning set forth in Section 10.14.

“Governmental Approval” means, with respect to any Transfer of Equity Securities, any consent, clearance or other action by, or filing with, any Governmental Authority required in connection with such Transfer and the expiration or early termination of any applicable statutory waiting period in connection with such action or filing.

“Governmental Authority” means any nation or government or multinational body, any state, agency, commission, or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange.

“Group” means, with respect to a Person, such Person and (i) such Person’s spouse, (ii) a lineal descendant of such Person or such Person’s parents, the spouse of any such descendant or a lineal descendant of any such spouse, (iii) The Ronald S. Lauder Foundation, The Neue Galerie New York or a charitable institution controlled (whether by funding or otherwise) by such Person and/or other members of such Person’s Group, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are such Person and/or one or more Persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company, trust, cooperative or partnership or any other entity of which all of the outstanding shares of capital stock or interests therein are owned by such Person and/or Persons described in clauses (i) through (iv) of this definition, (vi) an individual covered by a qualified domestic relations order with such Person or any Person described in clauses (i) or (ii) of this definition or (vii) a legal or personal representative of such Person or any Person described in clause (i), (ii) or (vi) in the event of any such Person’s death or disability.  For purposes of this definition, “presumptive remaindermen” refers to those Persons entitled to a share of a trust’s assets if it were then to terminate.

“Investor” and “Investors” have the meanings set forth in the preamble.

“Involuntary Transfer” means any Transfer (i) by seizure under levy of attachment or execution, (ii) in connection with any voluntary or involuntary bankruptcy or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, (iii) pursuant to any statute pertaining to escheat or abandoned property, (iv) pursuant to a divorce or a separation agreement or a final decree of a court in a divorce action, (v) to a legal representative of any person occasioned by the incompetence of such person and (vi) to a Person upon the death of an RSL Investor (who is a natural Person), by will (as in effect on the Effective Date) or intestacy or pursuant to the laws governing descent and distribution.  Any transferee of Equity Securities pursuant to an Involuntary Transfer shall remain bound by and subject to the obligations and restrictions applicable to such Equity Securities to the fullest extent permissible under applicable Law.

“Law(s)” means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders and decrees.

“Negotiation Period” has the meaning set forth in Section 3.3(c).

“New Stock” has the meaning set forth in Section 6.3.

“New York Court” has the meaning set forth in Section 10.10.

“Offer Notice” has the meaning set forth in Section 4.1.

“Offered Shares” has the meaning set forth in Section 4.1.

“Offering Investor” has the meaning set forth in Section 4.1.

“Other Investor” means, for purposes of Section 5 with respect to any Selling Investor, all Investors other than such Selling Investor.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permitted Transfer” means Transfers among the RSL Investors or Transfers among the TW Investors, as the case may be.

“Person” means any individual, corporation, partnership, limited liability company, association or trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Potential Acquiror” has the meaning set forth in Section 3.3(c).

“Proposed Securities” has the meaning set forth in Section 7.1(a).

“QEF Election” has the meaning set forth in Section 6.7.

“Registration Rights Agreement” means that certain Registration Rights Agreement by and between the Company and TW, dated as of the date hereof.

“ROFO Recipients” has the meaning set forth in Section 4.1.

“RSL CME GP” has the meaning set forth in the preamble.

“RSL CME LP” has the meaning set forth in the preamble.

“RSL Excluded Persons” means Adele Guernsey L.P, Leonard Lauder, LWG Family Partners, L.P., RAJ Family Partners, L.P. and Richard Rich.

“RSL Excluded Shares” means (i) the TW Shares, (ii) the 3,138,566 Class B Common Shares beneficially owned by Adele Guernsey L.P., (iii) the 72,620 Class B Common Shares beneficially owned by Leonard Lauder, (iv) the 110,717 Class B Common Shares beneficially owned by LWG Family Partners, L.P., (v) the 29,999 Class A Common Shares beneficially owned by Adele Guernsey L.P., (vi) the 30,000 Class A Common Shares beneficially owned by LWG Family Partners, L.P., (vii) the 1 Class A Common Share beneficially owned by Richard Rich and (viii) the 105,231 Class B Common Shares beneficially owned by RAJ Family Partners, L.P.

“RSL Investors” has the meaning set forth in the preamble.

“RSL Permitted Transferee” means (A) any Person that (i) is in the same Group as Ronald S. Lauder and (ii) is a transferee in connection with a Transfer pursuant to a bona fide estate planning purpose or (B) any Person that is a transferee in connection with an Involuntary Transfer; provided, that any Class B Common Shares Transferred pursuant to clauses (i), (ii), (iii) and (iv) of the definition of Involuntary Transfer shall first be converted to Class A Common Shares.  No Person shall be an RSL Permitted Transferee pursuant to clause (A) until such transferee has executed and delivered to TW and the Company (x) a joinder to this Agreement in the form annexed hereto as Exhibit A pursuant to which such transferee agrees to be bound by this Agreement, and to be treated as, and be entitled to the benefits of, and subject to the obligations and restrictions applicable to, the RSL Investors for all purposes of this Agreement; and (y) a joinder to the TW Voting Agreement in the form annexed to the TW Voting Agreement as Exhibit A pursuant to which such transferee agrees to be bound by the TW Voting Agreement, and to be treated as, and be entitled to the benefits of, and subject to the obligations and restrictions applicable to, the RSL Investors for all purposes of the TW Voting Agreement; and provided further that, in the case of clause (A) above, any such Person remains in the same Group as Ronald S. Lauder (and if such Person ceases to be in the same Group as Ronald S. Lauder, an RSL Investor shall give notice promptly to TW and the Company of the change in circumstances and such former Group member of Ronald S. Lauder shall immediately and unconditionally Transfer any Equity Securities held by it back to Ronald S. Lauder or an RSL Permitted Transferee).  No Person shall be an RSL Permitted Transferee pursuant to clause (B) above until such Transferee has executed and delivered to TW and the Company a joinder as set forth in clause (x) and clause (y) to the fullest extent permitted under applicable Law.  For the avoidance of doubt, any Person that is a transferee pursuant to a Permitted Transfer from an RSL Investor shall be an RSL Permitted Transferee.

“RSL Savannah” has the meaning set forth in the preamble.

“Securities Act” means the Securities Act of 1933.

“Selling Investor” has the meaning set forth in Section 5.1.

“Standstill Period” has the meaning set forth in Section 3.3(d).

“Tag-Along Notice” has the meaning set forth in Section 5.1.

“Tag-Along Rights” has the meaning set forth in Section 5.2.

“Tag-Along Transaction” means the Transfer by any Investor of any Equity Securities held by such Investor (in a Transfer permitted pursuant to Section 3 hereof), whether in one transaction or in a series of related transactions.  A Tag-Along Transaction shall not include any Transfer (a) that constitutes a Permitted Transfer, (b) effected in connection with the consummation of a Change of Control Transaction, (c) that constitutes a TW Upstream Transfer, (d) effected pursuant to Section 4 or (e) that constitutes 1% or less in any single transaction (or 3% or less in the case of all such Transfers in the aggregate) of the Equity Securities beneficially owned by such Investor and its Affiliates in the aggregate, on the Closing Date.

“Tag-Along Transferee” has the meaning set forth in Section 5.2.

“Takeover Proposal” has the meaning set forth in Section 3.3(c).

“Time Warner” means Time Warner Inc., a Delaware corporation (including any successor entity thereto).

“Transfer” means a direct or indirect transfer in any form, including a sale, assignment, conveyance, pledge, charge, mortgage, encumbrance, securitization, hypothecation or other disposition, or any purported severance or alienation of any beneficial interest (including the creation of any derivative or synthetic interest) or “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the date hereof), or the act of so doing, as the context requires, other than any bona fide mortgage, encumbrance, pledge or hypothecation of capital stock to a financial institution in connection with any bona fide loan to an RSL Investor or a TW Investor from such financial institution in which such financial institution does not have the power to vote or dispose of such capital stock other than in the case of a default caused by the actions or inactions of such Investor and provided that such financial institution executes a joinder to this Agreement in the form annexed hereto as Exhibit A; provided, that the following shall not constitute a Transfer: (x) a transfer of voting power by a TW Investor to the Voting Rights Holder (as defined in the TW Voting Agreement) pursuant to the TW Voting Agreement and (y) any distribution of Equity Securities of the Company by any RSL Investor or any of its Affiliates (including CME Holdco and, for purposes of this clause (y), the RSL Excluded Persons) to any shareholder, member or partner of such RSL Investor or such Affiliate, pursuant to the terms of such RSL Investor’s or such Affiliate’s governing documents.

“TW” has the meaning set forth in the preamble.

“TW Investors” has the meaning set forth in the preamble.

“TW Permitted Transferee” means (i) any Person that is a direct or indirect wholly owned subsidiary of Time Warner or (ii) any Person that is a transferee in connection with clause (ii) of the definition of Involuntary Transfer; provided that any Class B Common Shares Transferred pursuant to clause (ii) of the definition of Involuntary Transfer shall first be converted to Class A Common Shares.  No Person shall be a TW Permitted Transferee hereunder pursuant to clause (i) above until such Person has executed and delivered to the Company (x) a joinder to this Agreement in the form annexed hereto as Exhibit A pursuant to which such transferee agrees to be bound by this Agreement, and to be treated as, and be entitled to the benefits of, and subject to the obligations and restrictions applicable to, the TW Investors for all purposes of this Agreement and (y) a joinder to the TW Voting Agreement in the form annexed to the TW Voting Agreement as Exhibit A pursuant to which such transferee agrees to be bound by the TW Voting Agreement, and to be treated as, and be entitled to the benefits of, and subject to the obligations and restrictions applicable to, the TW Investors for all purposes of the TW Voting Agreement; and, provided further that, in the case of clause (i) above, any such Person remains a direct or indirect wholly owned subsidiary of Time Warner (and if such Person ceases to a direct or indirect wholly owned subsidiary of Time Warner, TW shall give notice promptly to RSL Savannah and the Company of the change in circumstances and such former direct or indirect wholly owned subsidiary of Time Warner shall immediately and unconditionally Transfer any Equity Securities held by it back to TW or a TW Permitted Transferee).  No Person shall be a TW Permitted Transferee pursuant to clause (ii) above until such Transferee has executed and delivered to the Company a joinder as set forth in clause (x) and clause (y) to the fullest extent permitted under applicable Law.

“TW Shares” has the meaning set forth in the recitals.

“TW Subscription Agreement” has the meaning set forth in the recitals.

“TW Upstream Transfer” means Transfers of the securities of Time Warner, including a Change of Control Transaction (provided that, for purposes of this definition, “the Company” in the definition of Change of Control Transaction shall be replaced with “Time Warner”), and issuances of securities of Time Warner by Time Warner.

“TW Voting Agreement” has the meaning set forth in the recitals.

3.             Transfer Restrictions.

3.1.          Subject in all respects to compliance with Sections 3.2 and 3.3:

(a)           On or prior to the earliest of (i) [•], 2013, (ii) the date on which the RSL Investors and their Affiliates in the aggregate have Transferred more than 10% (measured as of the first day of such period) of the Equity Securities beneficially owned by the RSL Investors and their Affiliates in the aggregate in any given 365 day period and (iii) the date on which the RSL Investors and their Affiliates in the aggregate have Transferred more than 30% (measured as of the date hereof) of the Equity Securities beneficially owned by the RSL Investors and their Affiliates in the aggregate, no TW Investor shall Transfer any Equity Securities (which Equity Securities for purposes of this clause shall not include any Class A Common Shares acquired by any TW Investor after the date hereof from any Person other than any RSL Investors or any of their respective Affiliates) at any time other than with respect to Transfers (A) that constitute Permitted Transfers, (B) that are approved by each of RSL Savannah, TW and the Company, it being understood that the Company’s consent shall (x) not be unreasonably withheld and (y) be required only to the extent such Transfer would cause a default under the outstanding indebtedness of the Company as in effect on the Effective Date as set forth on Schedule A to the TW Voting Agreement, (C) effected in connection with the consummation of a Change of Control Transaction, (D) by any TW Investor in compliance with the terms and conditions of Section 5 (Tag-Along Rights) pursuant to a Tag-Along Transaction initiated by an RSL Investor or (E) that constitute TW Upstream Transfers; it being understood that with respect to any Transfer by any TW Investor that is permitted pursuant to this Section 3.1(a) (except with respect to Transfers pursuant to clauses (A) through (E) hereof) prior to [•], 2013, such transferring TW Investor must first comply with the terms and conditions of Section 4 (Right of First Offer) and Section 5 (Tag-Along Rights) hereof.

(b)           Each RSL Investor shall be permitted to freely Transfer any Equity Securities without restriction, subject to compliance with the terms and conditions of Section 4 (Right of First Offer) and Section 5 (Tag-Along Rights) hereof; it being understood that with respect to Transfers (A) that constitute Permitted Transfers, (B) that are approved by each of RSL Savannah, TW and the Company, it being understood that the Company’s consent shall (x) not be unreasonably withheld and (y) be required only to the extent such Transfer would cause a default under the outstanding indebtedness of the Company as in effect on the Effective Date as set forth on Schedule A to the TW Voting Agreement or (C) that are effected in connection with the consummation of a Change of Control Transaction, such RSL Investor shall not be required to comply with the terms and conditions of Section 4 (Right of First Offer) and Section 5 (Tag-Along Rights) hereof.

(c)           Any transferee pursuant to any Permitted Transfer shall agree in writing with the Parties to be bound by, to comply with all applicable provisions of, and to be deemed to be an Investor for purposes of, this Agreement, and shall be made a Party hereto by executing a joinder agreement in the form attached as Exhibit A hereto.  Any purported Transfer in violation of the provisions of this Section 3 or the Company’s Bye-laws shall be null and void and of no force and effect.  For the avoidance of doubt, each Investor hereby agrees and acknowledges that the Company shall not be obligated to recognize or register any Transfer that is in violation of this Agreement or the Company’s Bye-laws, and the Company shall not be obligated to, at any meeting of the Company, recognize the vote(s) applicable to any Equity Security that has been so Transferred in violation of this Agreement or the Company’s Bye-laws.

3.2.          Conversion of Shares.

(a)           Each TW Investor agrees and acknowledges that should such TW Investor seek to Transfer any Class B Common Shares (except in connection with a TW Upstream Transfer) held by such TW Investor to a third party that is not a TW Permitted Transferee, prior to, and as a condition to, such Transfer, such TW Investor shall cause the Class B Common Shares that are proposed to be Transferred to be converted into Class A Common Shares and such Transfer shall be treated as an automatic election by such TW Investor to convert such Class B Common Shares into Class A Common Shares under Section 3(4) of the Company’s Bye-laws and the Company hereby agrees that, upon any such deemed election, it shall amend its register of shareholders to reflect that conversion.

(b)           Except with respect to (i) Transfers to other RSL Permitted Transferees or (ii) during the term of the TW Voting Agreement, Transfers to any TW Investors, each RSL Investor agrees and acknowledges that should such RSL Investor or any Affiliate of such RSL Investor, at any time, propose to Transfer any Class B Common Shares held by such RSL Investor or any Affiliate of such RSL Investor, prior to, and as a condition to such Transfer, such RSL Investor shall cause the Class B Common Shares that are proposed to be Transferred to be converted into Class A Common Shares and such Transfer shall be treated as an automatic election by such RSL Investor to convert such Class B Common Shares into Class A Common Shares under Section 3(4) of the Company’s Bye-laws and the Company hereby agrees that, upon any such deemed election, it shall amend its register of shareholders to reflect that conversion.  All Class B Common Shares Transferred by an RSL Investor or any Affiliate of such RSL Investor to a TW Investor pursuant to the terms of this Agreement shall be converted into Class A Common Shares immediately prior to the expiration of the TW Voting Agreement and the expiration of the TW Voting Agreement shall be treated as an automatic election by such TW Investor to convert such Class B Common Shares into Class A Common Shares under Section 3(4) of the Company’s Bye-laws and the Company hereby agrees that, upon any such deemed election, it shall amend its register of shareholders to reflect that conversion.

(c)           Notwithstanding anything to the contrary herein, prior to [•], 2013, each RSL Investor agrees and acknowledges that it shall not, and it shall cause all of its Affiliates not to, Transfer any Class B Common Shares held by any such RSL Investor or Affiliate thereof if (i) as a result or consequence of such Transfer or (ii) assuming the conversion, exercise or exchange of other securities of the Company that are issued and outstanding after giving effect to such Transfer that are vested, exercisable or convertible (in all cases, excluding any vested options or convertible securities that have an exercise or conversion price per share greater than the Fair Market Value of the Class A Common Shares at such time) immediately after giving effect to such Transfer, all Class B Common Shares issued and outstanding would automatically convert into Class A Common Shares pursuant to the Company’s Bye-laws; provided, that this Section 3.2(c) shall not apply to any Transfers made by any RSL Investor in connection with (i) a Change of Control Transaction or (ii) an Involuntary Transfer.

(d)           Each TW Investor agrees and acknowledges that immediately prior to the termination of the TW Voting Agreement, such TW Investor shall cause the conversion of all Class B Common Shares received by any TW Investor from any RSL Investor into Class A Common Shares and that such conversion will be treated as an automatic election by such TW Investor to convert such Class B Common Shares into Class A Common Shares under Section 3(4) of the Company’s Bye-laws and the Company hereby agrees that, upon any such deemed election, it shall amend its register of shareholders to reflect that conversion.

(e)           Prior to [•], 2013, each TW Investor agrees and acknowledges that it shall not, and it shall cause its Affiliates not to, without the prior written consent of RSL Savannah, cause the conversion of any Class B Common Shares held by the RSL Investors and their Affiliates into Class A Common Shares by converting any of the Class B Common Shares held by the TW Investors and their Affiliates into Class A Common Shares for so long as such Class B Common Shares are held by the TW Investors and their Affiliates.

3.3.          Change of Control Transaction.

(a)           Notwithstanding anything to the contrary herein, prior to [•], 2012, each TW Investor agrees and acknowledges that, without the prior written consent of RSL Savannah, it shall not, and it shall cause all of its Affiliates not to, initiate, solicit, knowingly facilitate or enter into any discussions, negotiations, arrangements or understandings with respect to a Change of Control Transaction or similar corporate transaction.  Between [•], 2012 and [•], 2013, TW shall consult with RSL Savannah and the Company on a current basis and in good faith with respect to any discussions, negotiations, arrangements or understandings undertaken by a TW Investor or any of their respective Affiliates in connection with a Change of Control Transaction, and TW shall notify RSL Savannah and the Company in writing within thirty (30) days prior to the initiation of a sale process or the entry into negotiations by TW or any Affiliate thereof in connection with a Change of Control Transaction or similar corporate transaction.

(b)           Prior to [•], 2013, RSL Savannah and the Company, as the case may be, shall consult with TW on a current basis and in good faith with respect to any discussions, negotiations, arrangements or understandings undertaken by an RSL Investor or any of their respective Affiliates or the Company, as the case may be, in connection with a Change of Control Transaction, and it, as the case may be, shall notify TW in writing within thirty (30) days prior to the initiation of a sale process or the entry into negotiations by an RSL Investor or any of its Affiliates or the Company, as the case may be, in connection with a Change of Control Transaction or similar corporate transaction, subject to TW’s entry into a customary confidentiality agreement in such form and substance reasonably acceptable to RSL Savannah or the Company, as the case may be.

(c)           In the event that at any time the Board of Directors of the Company (the “Board”) has determined to approve and/or recommend to the shareholders of the Company an offer or proposal from any Person with respect to a Change of Control Transaction (a “Takeover Proposal”), and at such time the TW Investors beneficially own, directly or indirectly, not less than 25% of the TW Shares (as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization and whether such TW Shares are in the form of Class A Common Shares or Class B Common Shares), the Company shall: (i) give each TW Investor prompt written notice of (A) such determination by the Board with respect to such Takeover Proposal and (B) the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal (the “Potential Acquiror”), subject to any agreements between the Company and the Potential Acquiror with respect to an obligation of the Company to maintain the confidentiality of the identity of the Potential Acquiror, and, if available, a copy of the relevant proposed transaction agreements with such party and any other material information necessary for the TW Investor to understand the terms and conditions of the Takeover Proposal (including any relevant non-public information provided to the Potential Acquiror or its Affiliates or representatives), (ii) give each TW Investor ten (10) days after delivery of such notice (the “Negotiation Period”) to propose to the Company an alternate transaction constituting a Change of Control Transaction involving such TW Investor or its Affiliates and (iii) negotiate in good faith with such TW Investor or its Affiliates with respect to such alternate proposal.  If such alternate proposal is more favorable to the shareholders of the Company from a financial point of view than the Takeover Proposal, (I) the Board shall approve and recommend to the shareholders of the Company the transaction that is the subject of such alternate proposal made by a TW Investor or an Affiliate thereof and (II) each RSL Investor shall, and shall cause its Affiliates to, accept such alternate proposal made by a TW Investor or Affiliate thereof (whether by vote or tender) in respect of all Equity Securities that are beneficially owned by such RSL Investor; provided that, the Board and each RSL Investor shall be under no obligation to approve, recommend to shareholders or accept, as the case may be, any alternate proposal to the extent that a Person has offered a subsequent Takeover Proposal that is more favorable to the shareholders of the Company from a financial point of view than such alternate proposal; provided, however, in the event of such subsequent Takeover Proposal, the Company shall comply with clauses (i), (ii) and (iii) of this Section 3.3(c) with respect thereto and the Negotiation Period shall recommence.  Subject to the foregoing sentence, the good faith determination of the majority of the disinterested directors of the Board as to whether any alternate proposal is more favorable to the shareholders of the Company from a financial point of view, compared to the most recent Takeover Proposal, shall be conclusive.  In the event that no TW Investor or any Affiliate thereof makes an alternate proposal to the Company as provided by the foregoing, each TW Investor shall accept such Takeover Proposal (whether by vote or tender) in respect of all Equity Securities that are beneficially owned by such TW Investor within the time period required by such Takeover Proposal, unless the Board withdraws, withholds, qualifies or modifies or fails to promptly reconfirm (in the case of the public announcement of an alternate Change of Control Transaction to the Takeover Proposal) its recommendation of the Takeover Proposal.

(d)           The TW Investors agree that until the termination of the TW Voting Agreement (the “Standstill Period”), without the prior written consent of the Board, none of the TW Investors shall, alone or as part of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as in effect on the date hereof) or in concert with others, in any manner acquire, directly or indirectly, any Equity Securities that would result in the TW Investors and their Affiliates owning Equity Securities representing more than 49.9% of the aggregate voting power of all Equity Securities outstanding at the time of any such acquisition and without regard to any possible subsequent changes in the capitalization of the Company.  Notwithstanding anything contained herein to the contrary, this Section 3.3(d) shall not prohibit or limit the ability of the TW Investors to (A) acquire Class A Common Shares upon (x) the conversion of any Class B Common Shares held by the TW Investors or (y) receive Equity Securities issued or issuable by way of dividend, split, subdivision, conversion or consolidation of shares or in connection with a reclassification, recapitalization, amalgamation, merger, consolidation, going private, tender offer, amalgamation, change of control, other reorganization or otherwise in exchange for or with respect to Equity Securities owned by the TW Investors, (B) acquire any Equity Securities in any transaction or series of transactions approved and/or recommended to the shareholders of the Company by the Board pursuant to which the TW Investors acquire a controlling interest in the Company (whether by merger, consolidation, amalgamation, tender offer, recapitalization, reorganization, scheme of arrangement or any other transaction, including pursuant to Section 3.3(c)), or (C) make any proposal to the Board to acquire, or acquire, any Equity Securities in any transaction or series of transactions pursuant to which the TW Investors would acquire a controlling interest in the Company (whether by merger, consolidation, amalgamation, tender offer, recapitalization, reorganization, scheme of arrangement or any other transaction, including pursuant to Section 3.3(c)).

4.             Right of First Offer.

4.1.          Prior to any Transfer by the RSL Investors or their Affiliates or the TW Investors or their Affiliates of any Equity Securities (such transferring Person, an “Offering Investor”), the Offering Investor shall deliver to the TW Investors or the RSL Investors, as applicable (such Investors, the “ROFO Recipients”), written notice (the “Offer Notice”) stating such Offering Investor’s intention to effect such a Transfer, the number of Equity Securities subject to such Transfer (the “Offered Shares”), and the material terms and conditions of the proposed Transfer.  Notwithstanding the foregoing, Transfers that (i) constitute Permitted Transfers, (ii) are approved by each of RSL Savannah, TW and the Company, it being understood that the Company’s consent shall not be unreasonably withheld and shall only be required only to the extent such Transfer would cause a default under the outstanding indebtedness of the Company as in effect on the Effective Date as set forth on Schedule A to the TW Voting Agreement, (iii) are effected in connection with the consummation of a Change of Control, (iv) convey 1% or less in any single transaction (or 3% or less in the case of all such Transfers in the aggregate per annum) of the Equity Securities beneficially owned by the RSL Investors and their Affiliates in the aggregate or owned by the TW Investors and their Affiliates in the aggregate, as applicable, on the date hereof, (v) occur following [•], 2013 or (vi) constitute TW Upstream Transfers, shall not be subject to compliance with this Section 4.  The Offer Notice may require that the signing of any sale documentation relating to the Offered Shares to the ROFO Recipients occur on a date that is no less than fifteen (15) days, and no more than thirty (30) days, after the date of the Offer Notice.

4.2.          Upon receipt of the Offer Notice, the ROFO Recipients shall have an irrevocable, non-transferable option for fifteen (15) days to purchase from the Offering Investor on the terms and conditions described in the Offer Notice all, but not less than all, of the Offered Shares, by sending irrevocable written notice of such acceptance to the Offering Investor and the Company stating the ROFO Recipients’ intention to collectively purchase all of the Offered Shares and the ROFO Recipients shall then be obligated to purchase, and the Offering Investor shall then be obligated to sell the Offered Shares on the terms and conditions set forth in the Offer Notice.

4.3.          If the ROFO Recipients do not elect to purchase all of the Offered Shares pursuant to this Section 4, then the Offered Shares set forth in the Offer Notice shall be deemed declined and the Offering Investor shall be free for a period of thirty (30) days from the date the written notice from the ROFO Recipients was due to be received by the Offering Investor to enter into customary definitive agreements to Transfer the Offered Shares to any Person for consideration having a Fair Market Value equal to or greater than the consideration set forth in the Offer Notice, and otherwise on terms and conditions no more favorable, in any material respect, to the transferee than the terms and conditions contained in the Offer Notice, and to transfer to such Person the Offered Shares pursuant to such definitive agreements.  The Fair Market Value of any non-cash consideration shall be determined in accordance with the Pricing Procedure set forth in Section 10.14.

4.4.          If the ROFO Recipients do not elect to purchase all of the Offered Shares pursuant to this Section 4, and the Offering Investor has not entered into a definitive agreement described in Section 4.3 within thirty (30) days and consummated an alternative Transfer within one hundred and eighty (180) days, in each case, from the date the written notice from the ROFO Recipients was due to be received by the Offering Investor, then the provisions of this Section 4 shall again apply, and such Offering Investor shall not Transfer or offer to Transfer such Equity Securities without again complying with this Section 4.

4.5.          Upon exercise by the ROFO Recipients of their right of first offer, the ROFO Recipients and the Offering Investor shall be legally obligated to consummate the purchase contemplated thereby, on the terms and conditions set forth in the Offer Notice and shall use their commercially reasonable efforts to (i) secure any Governmental Approvals required to comply with all applicable Laws as soon as reasonably practicable, (ii) take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and (iii) consummate the purchase of the Offered Shares as promptly as practicable.

4.6.          The restrictions set forth in this Section 4 are in addition to (and not in lieu of) the restrictions set forth in Section 3.  All Class B Common Shares subject to Transfer to any TW Investor in connection with the exercise of the right of first offer described in this Section 4 during the term of the TW Voting Agreement shall be automatically converted into Class A Common Shares immediately prior to the expiration of the TW Voting Agreement, and such Transfer shall be treated as an automatic election by such TW Investor to convert such Class B Common Shares into Class A Common Shares under Section 3(4) of the Company’s Bye-laws and the Company hereby agrees that, upon any such deemed election, it shall amend its register of shareholders to reflect that conversion.

4.7.          If the ROFO Recipients consist of more than one TW Investor or RSL Investor, each TW Investor or RSL Investor, as applicable, shall be entitled to acquire its pro rata portion (based on the number of Equity Securities held by each such TW Investor or RSL Investor, respectively, on the date of receipt of the Offer Notice) of the Offered Shares, or such other proportion as the TW Investors or the RSL Investors, as applicable, may agree mutually.

4.8.          Notwithstanding the foregoing, prior to any Transfer of any Equity Securities by an Offering Investor pursuant to this Section 4, the Offering Investor shall, after complying with the provisions of this Section 4, comply with the provisions of Section 5 hereof, if applicable.

5.             Tag-Along Rights.

5.1.          Subject to complying with the provisions of Section 4 above, if any Investor(s) or any Affiliate of such Investor(s) (for purposes of this Section 5, a “Selling Investor”) proposes to effect a Tag-Along Transaction prior to and including [•], 2013, then such Selling Investor(s) shall give written notice (a “Tag-Along Notice”) to each Other Investor setting forth in reasonable detail the terms and conditions of such proposed Transfer, including the proposed amount and form of consideration, terms and conditions of payment and a summary of any other material terms pertaining to the Transfer.  In the event that the terms and/or conditions set forth in the Tag-Along Notice are thereafter amended in any respect, the Selling Investor(s) shall give written notice (an “Amended Tag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each Other Investor.  The Selling Investor(s) shall provide additional information with respect to the proposed Transfer as reasonably requested by the Other Investors.

5.2.          The Other Investors shall have the right, exercisable upon written notice to the Selling Investor(s) within twenty (20) days after receipt of any Tag-Along Notice, or, if later, within seven (7) days of such receipt of the most recent Amended Tag-Along Notice, to participate in the proposed Transfer by the Selling Investor(s) to the proposed purchaser (the “Tag-Along Transferee”) on the terms and conditions set forth in such Tag-Along Notice or the most recent Amended Tag-Along Notice, as the case may be (such participation rights being hereinafter referred to as “Tag-Along Rights”).  Any Other Investor that has not notified the Selling Investor(s) of its intent to exercise Tag-Along Rights within twenty (20) days of receipt of a Tag-Along Notice (or, if applicable, within seven (7) days of receipt of an Amended Tag-Along Notice) shall be deemed to have elected not to exercise such Tag-Along Rights with respect to the Transfer contemplated by such Tag-Along Notice.  Each Other Investor may participate with respect to Equity Securities owned by such Party in an amount equal to the product of (i) a fraction, the numerator of which is equal to the total number of Equity Securities owned by such Other Investor, and the denominator of which is the aggregate number of Equity Securities collectively owned by the Selling Investor(s), all participating Other Investors, all other holders of Equity Securities who have exercised a Tag-Along Right similar to the rights granted to the Other Investors in this Section 5 that are in existence on the Effective Date (excluding any vested options or convertible securities that have an exercise or conversion price per share greater than the price per share to be paid by the Tag-Along Transferee) and (ii) the total number of Equity Securities that the Tag-Along Transferee has agreed or committed to purchase.

5.3.          At the closing of the Transfer to any Tag-Along Transferee pursuant to this Section 5, the Tag-Along Transferee shall remit to each Other Investor the consideration for the Equity Securities of such Investor sold pursuant hereto (less each Other Investor’s pro rata portion of the consideration to be escrowed or held back, if any, as described below), against delivery by such Other Investor of certificates (if any) or other instruments evidencing such Equity Securities, duly endorsed for Transfer or with duly executed stock powers, instruments of transfer or similar instruments, or such other instrument of Transfer of such Equity Securities as may be reasonably requested by the Tag-Along Transferee and the Company, with all stock transfer taxes paid and stamps affixed.  Additionally, each Other Investor shall comply with any other conditions to closing generally applicable to such Selling Investor(s) and all Other Investors selling Equity Securities in such transaction.  The consummation of such proposed Transfer shall be subject to the sole discretion of the Selling Investor(s), who shall have no liability or obligation whatsoever to any Other Investor participating therein other than to obtain for such Other Investor the same terms and conditions as those set forth in the Tag-Along Notice or any Amended Tag-Along Notice.  Each Other Investor shall receive the same amount and form of consideration received by the Selling Investor for each Share.  To the extent that the Parties are to provide any indemnification or otherwise assume any other post-closing liabilities, the Selling Investor(s) and all Other Investors selling Equity Securities in a transaction under this Section 5 shall do so severally and not jointly (and on a pro rata basis in accordance with their Equity Securities being sold and solely with respect to the representations, warranties and covenants that are applicable to such Selling Investor in connection with such Transfer), and their respective potential liability thereunder shall not exceed the proceeds received, subject to customary exceptions in excess of such limits.

6.             Other Agreements.

6.1.          RSL Voting.

(a)           Subject to Section 6.3 below, for so long as the TW Investors and their Affiliates beneficially own, directly or indirectly, at least 25% of the TW Shares (as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization and whether such TW Shares are in the form of Class A Common Shares or Class B Common Shares), the RSL Investors shall not, and shall cause their respective Affiliates not to, vote any Equity Securities beneficially owned by such Persons, respectively, in favor of, or consent to (except in connection with approving the transactions contemplated by the TW Subscription Agreement), (i) an increase (via stock split, recapitalization, reclassification or otherwise) in the number of Class B Common Shares authorized by the Company’s Bye-laws as in existence on the Effective Date, (ii) the issuance by the Company of any Class B Common Shares, (iii) the issuance by the Company of any preferred stock (or any other securities) with general or specific voting rights superior to those of the Class A Common Shares, (iv) the authorization or issuance by the Company or any of its subsidiaries of any securities exercisable for or convertible or exchangeable into (A) Class B Common Shares or (B) preferred stock of the Company (or any other securities of the Company) with general or specific voting power superior to those of the Class A Common Shares or (v) a modification of the terms of the Class B Common Shares as such terms existed on Effective Date.  For avoidance of doubt, a class of securities the holders of which are entitled to vote as a separate class on any matter submitted to the shareholders of the Company, other than as required by Law (except in the case of a Change of Control Transaction), shall be deemed, for purposes of this Agreement, to constitute securities with general or specific voting rights superior to those of the Class A Common Shares.

(b)           The RSL Investors shall use their best efforts to vote, and shall use their best efforts to cause their Affiliates to vote, all Equity Securities beneficially owned by them as of the date thereof at each annual or special general meeting of the shareholders of the Company called for the purpose of filling positions on the Board, or by written consent executed in lieu of such a meeting of shareholders, in favor of, the election to the Board of (A) two Persons designated by the TW Investors as long as the TW Investors and their Affiliates beneficially own at least a majority of the TW Shares (as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization and whether such TW Shares are in the form of Class A Common Shares or Class B Common Shares) or (B) one Person designated by the TW Investors as long as the TW Investors and their Affiliates beneficially own at least 25% of the TW Shares (as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization and whether such TW Shares are in the form of Class A Common Shares or Class B Common Shares), and the RSL Investors shall take all such other actions reasonably within their power as shareholders of the Company to cause such Persons to be elected to the Board.  The right of the TW Investors set forth in this Section 6.1(b) may not be Transferred to any Person except a TW Permitted Transferee.

6.2.          Issuance of New Securities.

(a)           Subject to Section 6.3 below, for so long as the TW Investors and their Affiliates beneficially own, directly or indirectly, at least 25% of the TW Shares (as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization and whether such TW Shares are in the form of Class A Common Shares or Class B Common Shares), the Company shall not, without the consent of TW (which consent shall not be subject to the TW Voting Agreement) (except in connection with the transactions contemplated by the TW Subscription Agreement), (i) propose or authorize an increase (via stock split, recapitalization, reclassification or otherwise) in the number of Class B Common Shares authorized by the Company’s governing documents as in existence on the Effective Date, (ii) issue any Class B Common Shares, (iii) issue any preferred stock (or any other securities) with general or specific voting rights superior to those of the Class A Common Shares or (iv) issue, or authorize the issuance of, by the Company or any of its subsidiaries, of any securities exercisable for or convertible or exchangeable into (A) Class B Common Shares or (B) any preferred stock of the Company (or any other securities of the Company) with general or specific voting power superior to those of the Class A Common Shares; provided, that the Company may issue options to purchase Class B Common Shares to RSL Savannah or any RSL Permitted Transferee (including Ronald S. Lauder) in connection with Ronald S. Lauder’s compensation for serving on the Board, including (i) any options that have been granted prior to the Effective Date and (ii) after the Effective Date, in an amount not to exceed options to purchase 5,000 Class B Common Shares per year.

(b)           Subject to Section 6.3 below, for so long as the RSL Investors and their Affiliates beneficially own, directly or indirectly, at least 25% of the Equity Securities (excluding the RSL Excluded Shares, and as adjusted for splits, combination of shares, reclassification, recapitalization or like changes in capitalization and whether such Equity Securities are in the form of Class A Common Shares or Class B Common Shares) held by them at the Closing Date, the Company shall not, without the consent of RSL Savannah (except in connection with the transactions contemplated by the TW Subscription Agreement), (i) propose or authorize an increase (via stock split, recapitalization, reclassification or otherwise) in the number of Class B Common Shares authorized by the Company’s governing documents as in existence on the Effective Date, (ii) issue any Class B Common Shares, (iii) issue any preferred stock (or any other securities) with general or specific voting rights superior to those of the Class A Common Shares or (iv) issue, or authorize the issuance of, by the Company or any of its subsidiaries, of any securities exercisable for or convertible or exchangeable into (A) Class B Common Shares or (B) any preferred stock of the Company (or any other securities of the Company) with general or specific voting power superior to those of the Class A Common Shares; provided, that the Company may issue options to purchase Class B Common Shares to RSL Savannah or any RSL Permitted Transferee (including Ronald S. Lauder) in connection with Ronald S. Lauder’s compensation for serving on the Board, including (i) any options that have been granted prior to the Effective Date and (ii) after the Effective Date, in an amount not to exceed options to purchase 5,000 Class B Common Shares per year.

6.3.          Issuance of New Stock.  Notwithstanding anything to the contrary herein, the Company may create, issue or authorize the issuance of, by the Company or any of its subsidiaries, any preferred stock, or any securities exercisable for or convertible or exchangeable into, preferred stock (collectively, the “New Stock”) of the Company with a market rate liquidation preference superior to the liquidation preference rights attached to the Class A Common Shares; provided, that such shares of New Stock shall not have general or specific voting rights superior to those of the Class A Common Shares and that the holders of such shares of New Stock shall not be entitled to vote as a separate class on any matter submitted to the shareholders of the Company for approval relating to a Change of Control Transaction, or, except as required by Law, on any other matter; provided, further that the Company may grant holders of any shares of New Stock the right to designate directors to the Board in such number which shall not exceed an amount of directors reasonably proportionate to such holders’ ownership interest in the Company (except in the case of a default by the Company of the payment of dividends due to be paid to such holders of shares of New Stock pursuant to the terms of such New Stock, and in such case, such right to designate directors to the Board shall only survive for so long as such default is not cured).

6.4.          Agreement to Cooperate.  In connection with any Transfer of Class B Common Shares by the RSL Investors or their Affiliates to the TW Investors in accordance with the terms of this Agreement at any time prior to the termination of the TW Voting Agreement, the RSL Investors shall, and shall cause their respective Affiliates to, cooperate with TW in structuring such Transfer in such a manner as to avoid the conversion of such Class B Common Shares into Class A Common Shares.  All such Class B Common Shares Transferred in accordance with this Section 6.4 shall be (a) subject to the TW Voting Agreement and (b) converted by the applicable TW Investor into Class A Common Shares immediately prior to the expiration of the TW Voting Agreement.

6.5.          Permitted Holder.  In the event the Company proposes to enter into any third party financing agreements or any other agreement (or amend any financing agreement or other agreement in existence on the Effective Date) in which a default or fundamental change  by the Company is triggered by the beneficial ownership of Equity Securities by a shareholder of the Company or the Transfer of Equity Securities by a shareholder of the Company, the Company shall use commercially reasonable efforts to qualify the TW Investors as “permitted holders” (or the applicable similar term) of Class B Common Shares and other Equity Securities pursuant to any such agreement or amended agreement.

6.6.          Conduct of Business.  The Company and its Subsidiaries will not use or offer to use, directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful payment to any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organization in violation of any applicable Law, including, as applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended.  The Company has and will continue to enforce its anti-bribery compliance program, which is designed to detect and prevent any violations of applicable anti-bribery laws, which includes, among other things and as appropriate, the adoption and implementation of a policy against violations of applicable anti-bribery laws, periodic training of appropriate officers and employees, appropriate due diligence requirements on the retention and oversight of agents and business partners, and periodic testing of the effectiveness in detecting and reducing violations of applicable anti-bribery laws and the Company’s internal controls system and compliance policy.  The Company will promptly inform Time Warner of any activity that the Company has reasonably determined may constitute a potential violation of any applicable anti-bribery law or a material violation of the Company’s anti-bribery compliance policy by the Company or its personnel, and in such instances will promptly investigate and address such potential violation and shall cooperate with Time Warner and any relevant law enforcement authorities.  The Company also will inform Time Warner if any of its directors, officers, agents or senior managers becomes a foreign or domestic government official or employee, except for such an official or employee in a governmental position that has no relevance to the business of the Company.

6.7.          Tax Information.  By March 31 of each calendar year, the Company shall provide the RSL Investors and the TW Investors, to the extent any such Investor or a direct or indirect shareholder, partner or member thereof is considered a “United States shareholder” of the Company within the meaning of Section 951(b) of the Code, the information necessary to allow such shareholder to comply with the applicable U.S. federal income tax reporting requirements with respect to its investment in the Company, including information sufficient to complete IRS Form 5471.  If in any taxable year the Company is treated as a passive foreign investment company within the meaning of Section 1297 of the Code with respect to an RSL Investor or a TW Investor, or a direct or indirect shareholder, partner or member thereof, the Company shall prepare a statement described in U.S. Treasury Regulations Section 1.1295-1(g)(1) (an “Annual Information Statement”), so as to allow such RSL Investor or TW Investor or such shareholder, partner or member thereof to file a “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) with respect to the Company or to comply with any U.S. federal, state or local income tax reporting or filing requirements of such RSL Investor or such TW Investor or shareholder, partner or member thereof in connection with such election.  If in any taxable year an entity in which the Company invests is treated as a passive foreign investment company within the meaning of Section 1297 of the Code and an RSL Investor or a TW Investor, or a direct or indirect shareholder, partner or member thereof, is deemed to own the shares of such entity under Section 1298(a) of the Code and the U.S. Treasury Regulations thereunder, the Company will use its best commercial efforts to (i) cause such entity to comply with the information disclosure requirements necessary for such entity to be a “qualified electing fund” under Section 1295 of the Code, (ii) obtain the necessary information to prepare an Annual Information Statement with respect to such entity and (iii) deliver the Annual Information Statement to the Person deemed to own the shares of such entity.

7.             Preemptive Rights.

7.1.          If at any time, the Company determines to issue Equity Securities (other than: (i) to employees, officers, directors, agents or consultants of the Company or any subsidiary of the Company pursuant to employee benefit, stock option and stock purchase plans maintained by the Company, in such amounts as are approved by the Board; (ii) as consideration in connection with a bona fide acquisition (of assets or otherwise), merger, consolidation or amalgamation by the Company provided such acquisition, merger, consolidation or amalgamation has been approved by the Board; (iii) in connection with splits, combination of shares, reclassification, recapitalization or like changes in capitalization; (iv) the conversion of any Class B Common Shares into Class A Common Shares; or (v) any Class A Common Shares or Class B Common Shares issued upon conversion, exchange or exercise of any Equity Securities outstanding as of the Effective Date or issued pursuant to clause (i) above (collectively, “Excluded Securities”)) the Company shall:

(a)           give written notice to each TW Investor setting forth in reasonable detail (i) the designation and all of the terms and provisions of the Equity Securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (ii) the price and other terms of the proposed sale of such Equity Securities; (iii) the amount of such Proposed Securities; and (iv) such other information as a TW Investor may reasonably request in order to evaluate the proposed issuance; and

(b)           offer to issue pro rata to each TW Investor upon the terms described in the notice delivered pursuant to Section 7.1(a), a portion of the Proposed Securities equal to the product of (i) the percentage of the Equity Securities owned by such TW Investor immediately prior to the issuance of the Proposed Securities relative to the total number of Equity Securities outstanding immediately prior to the issuance of the Proposed Securities, multiplied by (ii) the total number of Proposed Securities.

7.2.          A TW Investor must exercise its respective purchase rights under Section 7.1 within fifteen (15) days after receipt of such notice from the Company by giving written notice to the Company within such offering period.  The closing for such transaction shall take place as proposed by the Company (but in no event (a) prior to the closing of the sale of the Proposed Securities to other purchasers thereof or (b) less than fifteen (15) days after a TW Investor shall have exercised its right to purchase Proposed Securities).  Upon the expiration of such offering period, the Company will be free to sell such Proposed Securities that TW Investors have not elected to purchase during the sixty (60) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to TW Investors.

7.3.          Notwithstanding the foregoing, if at any time, the Company intends to issue Proposed Securities to the public in a registered underwritten public offering or an offering pursuant to Rule 144A or Regulation S under the Securities Act, the Company shall give each TW Investor written notice of such intention (including, to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such public offering or an offering circular relating to such Rule 144A or Regulation S offering, as the case may be) describing, to the extent then known, the anticipated amount of Equity Securities, range of prices, timing and other material terms of such offering.  The Company shall give such written notice no less than three (3) business days prior to the commencement of the marketing efforts with respect to such Rule 144A, Regulation S or registered public offering, which notice shall constitute an offer to sell pro rata to each TW Investor an amount of Proposed Securities as calculated pursuant to Section 7.1(b) (the “Designated Securities”).  A TW Investor must exercise its respective purchase rights under this Section 7.3 prior to the commencement of marketing efforts with respect to such offering, which commencement shall not be earlier than three business days following the delivery of written notice to the TW Investors of such offering, by providing a binding indication of interest (which shall be subject to customary conditions with respect to the offering, including the pricing of the Proposed Securities) of such TW Investor to purchase the Designated Securities within the range of prices and consistent with the other terms set forth in the Company’s notice to it.  In the event the pricing of the offer of Proposed Securities is not yet consummated, any binding indication of interest will expire after the second trading day subsequent to the anticipated pricing date set forth in the Company's notice.  If a TW Investor exercises its respective purchase rights provided in this Section 7.3, the Company shall agree to sell to such TW Investor, at the time of pricing of the offering of Proposed Securities, the Designated Securities (as adjusted to reflect the actual size of such offering when priced) at the same price as the Proposed Securities are offered to the public or the purchasers, as the case may be.  Contemporaneously with the execution of any underwriting agreement entered into between the Company and the underwriters of an underwritten public offering or purchase agreement entered into between the Company and the initial purchasers in a Rule 144A offering, each such TW Investor shall enter into an instrument in form and substance reasonably satisfactory to the Company acknowledging such TW Investor’s binding obligation to purchase the Designated Securities to be acquired by it and containing representations, warranties and agreements of such TW Investor that are customary in private placement transactions that are necessary to demonstrate the suitability of such TW Investor to participate in private placement transactions.  The failure by any TW Investor to provide a binding indication of interest with respect to a Rule 144A, Regulation S or registered public offering of Proposed Securities shall constitute a waiver of the preemptive rights only in respect of such offering.  If any TW Investor waives its preemptive rights with respect to a public offering or Rule 144A or Regulation S offering, the Company agrees to use reasonable best efforts to allocate to such TW Investor, at such TW Investor's request, Proposed Securities up to the amount of Designated Securities such TW Investor would be entitled to purchase pursuant to its preemptive rights had they not been waived, on the same terms as the other purchasers in such offering.

7.4.          The exercise of the TW Investors’ rights under this Section 7 and the obligations of the Company to issue Equity Securities to the TW Investors pursuant to this Section 7 shall be subject to compliance with applicable Laws, rules and regulations, including the federal securities laws and the rules and regulations of The NASDAQ Stock Market LLC.

7.5.          The election by a TW Investor not to exercise its rights under this Section 7 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance.

8.            Securities Law Restrictions.  To the extent required by the TW Subscription Agreement, the Parties acknowledge and agree that the TW Shares (and any Class A Common Shares issued upon conversion of any Class B Common Shares constituting TW Shares) shall bear restrictive legends substantially in the forms set forth in the TW Subscription Agreement for so long as such Equity Securities or holders thereof remain subject to the restrictions described in this Agreement as set forth herein.

9.            Duration of Agreement.  This Agreement shall become effective, binding and operative immediately, and shall terminate and become void and of no further force and effect upon the earlier to occur of (i) the mutual agreement of the Parties and (ii) the date on which the RSL Investors and the TW Investors cease to beneficially own any Equity Securities; provided, that Sections 2, 9 and 10 (other than Section 10.15) shall survive any termination of this Agreement.

10.           Miscellaneous.

10.1.        Amendments.  This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto.

10.2.        Notices.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or on the date of transmission if sent by facsimile (so long as for notices or other communications sent by facsimile, the transmitting facsimile machine records electronic conformation of the due transmission of the notice), at the following address or facsimile number, or at such other address or facsimile number as a Party may designate to the other parties:

(a)             if to the RSL Investors, at:

  Ronald S. Lauder
  767 Fifth Avenue, Suite 4200
  New York, NY, 10153
  Facsimile: (212) 572-4093

  With a copy to (which shall not constitute notice):

  Latham & Watkins LLP
  885 Third Avenue
  New York, NY 10022
  Facsimile: (212) 751-4864
  Attention: Raymond Y. Lin
                   Taurie M. Zeitzer

(b)             if to TW and Time Warner, to:

  TW Media Holdings LLC
  c/o Time Warner Inc.
  One Time Warner Center
  New York, NY 10019
  Facsimile: 212-484-7167/212-484-7299
  Attention:  General Counsel/Senior Vice President – Mergers and Acquisitions

  with a copy to (which shall not constitute notice):

  Willkie Farr & Gallagher LLP
  787 Seventh Avenue
  New York, NY 10019
  Facsimile: (212) 728-8111
  Attention: Gregory B. Astrachan
                   William H. Gump

(c)           if to the Company, to:

  Central European Media Enterprises Ltd.
  c/o CME Development Corporation
  81 Aldwych, London WC2B 4HN
  United Kingdom
  Facsimile: +44 20 7430 5403
  Attention: General Counsel

  with a copy to (which shall not constitute notice):

  Dewey & LeBoeuf LLP
  1301 Avenue of the Americas
  New York, NY 10019
  Facsimile: (212) 259-6333
  Attention: John J. Altorelli
     Jeffrey A. Potash

10.3.        Successors and Assigns.  This Agreement shall inure to the benefit of the parties, and shall be binding upon the parties and their respective successors, permitted assigns, heirs and legal representatives.

10.4.        No Third-Party Beneficiaries.  Nothing in this Agreement will confer any rights upon any person that is not a Party or a successor or permitted assignee of a Party to this Agreement.

10.5.        Descriptive Headings.  The headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.

10.6.        Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.7.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.  This Agreement, once executed by a Party, may be delivered to the other Parties hereto by facsimile or electronic transmission of a copy of this Agreement bearing the signature of the Party so delivering this Agreement.

10.8.        Entire Agreement.  This Agreement, together with the TW Subscription Agreement, the Registration Rights Agreement, the TW Voting Agreement and that certain letter agreement by and between Ronald S. Lauder and TW dated as of March 22, 2009 (together with this Agreement, the TW Subscription Agreement, the Registration Rights Agreement, the TW Voting Agreement, the “Company Agreements”) contain the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective affiliates, representatives and agents in respect of such subject matter.

10.9.        TW Voting Agreement.  Subject to Section 6.1, in the event of any inconsistency or conflict between this Agreement and the TW Voting Agreement with respect to the voting of the TW Shares, each Party hereto agrees that the TW Voting Agreement shall prevail to the extent of the inconsistency or conflict.

10.10.      SUBMISSION TO JURISDICTION.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (EACH, A “NEW YORK COURT”), AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF TO SUCH PARTY BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 10.2.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

10.11.      Severability.  Every term and provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

10.12.      Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Investor shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

10.13.      Tax Withholding.  The Company shall be entitled to require payment in cash or deduction from other compensation payable to any Investor of any sums required by Federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise, repurchase or cancellation of, or with respect to any distribution in respect of, any Class B Common Shares, Class A Common Shares or other equity securities of the Company.

10.14.      Pricing Procedure.  The “Fair Market Value” of any non-cash consideration offered or received in connection with a Transfer under Section 4 as of any given date shall be determined as follows:

(a)           If such security is listed on any established stock exchange or a national market system (other than The Pink Sheets), its Fair Market Value shall be the closing sales price of such security (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Offering Investor deems reliable;

(b)           If such security is regularly quoted by a recognized securities dealer but its selling price is not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for such security on the day of determination; or

(c)           In the absence of an established market for such security or other asset, its Fair Market Value shall be the price at which such security or asset would be sold in a current, arms-length transaction between a willing buyer and willing seller, as determined by an independent internationally recognized investment bank using customary valuation methods and procedures.

10.15.      Representations and Warranties.

(a)           Each Party hereto represents and warrants to each other Party that, as of the date hereof: (i) such Party that is not a natural person is duly organized, validly existing and in good standing under the jurisdiction of its formation or organization, (ii) such Party has all requisite power and authority to enter into and to perform its obligations under this Agreement and the TW Voting Agreement and to consummate the transactions contemplated hereby and thereby, (iii) this Agreement and the TW Voting Agreement has been duly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditor’s rights generally or (B) general principles of equity, whether considered in a proceeding at Law or in equity and (iv) the execution and delivery by such Party of this Agreement and the TW Voting Agreement nor the performance by such Party of any of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will violate, conflict with, result in a breach, or constitute a default (with or without notice or lapse of time or both) under, give to others any rights of consent, termination, amendment, acceleration or cancellation of, (A) any provision of the governing documents of such Party that is not a natural person, (B) any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, license or other agreement, contract, instrument, permit or concession to which such Party or any of its Affiliates is a party or (C) any Law applicable to such Party or its Affiliates.

(b)           Ronald S. Lauder hereby represents and warrants to TW that, as of the date hereof, (i) Ronald S. Lauder beneficially owns all of the equity interests in each of RSL Savannah, RSL CME LP and RSL CME GP and (ii) other than the RSL Excluded Shares, 2,961,205 Class B Common Shares are the only securities of the Company beneficially owned by Ronald S. Lauder.

10.16.      Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions this Agreement were not performed in accordance with their specific terms of were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to, in addition to the other remedies provided herein, specific performance of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York Court in addition to the other remedies to which such Parties are entitled.

10.17.      Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.  Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  Where any provision of this Agreement refers to a “Transfer of Class B Common Shares” or a “Transfer of Equity Securities”, such provision shall also refer to a Transfer of an interest in any Person that holds, directly or indirectly, an interest in such underlying Class B Common Shares or Equity Securities.  All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with U.S. generally accepted accounting principles and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time.  Unless the context otherwise requires: (i) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document, (ii) the use of the term “including” means “including, without limitation”, (iii) the word “or” shall be disjunctive but not exclusive, (iv) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1) (v) a reference to a statute, regulations, proclamation, ordinance or by-law includes all statutes, regulations, proclamation, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Authority with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute, (vi) a reference to a successor entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination and (vii) calculations based on “beneficial ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the date hereof.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

RSL SAVANNAH LLC

By:
Name: Ronald S. Lauder
Title: Sole Member

RSL INVESTMENT LLC

By:
Name: Ronald S. Lauder
Title: Sole Member and President

RSL INVESTMENTS CORPORATION

By:
Name: Ronald S. Lauder
Title: Chairman

Ronald S. Lauder

Signature Page to Investor Rights Agreement

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:
Name:
Title:

Signature Page to Investor Rights Agreement

TW MEDIA HOLDINGS LLC

By:
Name:
Title:

Signature Page to Investor Rights Agreement

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder”) to that certain Investor Rights Agreement, dated as of [•], 2009 (the “Investor Rights Agreement”), by and among Central European Media Enterprises Ltd., a Bermuda company (the “Company”), Ronald S. Lauder, RSL Savannah LLC, a Delaware limited liability company (“RSL Savannah”), RSL Investment LLC, a Delaware limited liability company (“RSL CME GP”), RSL Investments Corporation, a Delaware corporation (“RSL CME LP” and, together with Ronald S. Lauder, RSL Savannah, RSL CME GP and the RSL Permitted Transferees (as defined herein), the “RSL Investors”), TW Media Holdings LLC, a Delaware limited liability company (“TW” and, together with the TW Permitted Transferees (as defined therein), the “TW Investors”), and any parties to the Investor Rights Agreement who agree to be bound by the terms of the Investor Rights Agreement, is made and entered into as of [•] by [•] (“Holder”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investor Rights Agreement.

WHEREAS, Holder has acquired certain Equity Securities of the Company, and as a condition to acquiring such Equity Securities, the Investor Rights Agreement and the Company require Holder, as a holder of Equity Securities, to become a Party to the Investor Rights Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

(a)
Agreement to be Bound.  Holder hereby agrees that upon execution of this Joinder, that Holder shall become a Party to the Investor Rights Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Investor Rights Agreement, as if Holder had signed the Investor Rights Agreement and been an original party thereto.  Holder agrees that [he/she/it] shall be [an “RSL][a “TW] Investor” for all purposes under the Investor Rights Agreement.

(b)
Representations and Warranties.  Holder hereby represents and warrants as follows: (i) Holder has all requisite power and authority to enter into this Joinder and to carry out his, her or its obligations hereunder; (ii) this Joinder has been duly executed by Holder, and constitutes a valid and binding obligation enforceable against Holder in accordance with its terms; and (iii) Holder has received a copy of the Investor Rights Agreement and any and all other information and materials that Holder deems reasonably necessary or appropriate to enable Holder to make an informed decision concerning the transactions contemplated by the Investor Rights Agreement.

(c)
Successors and Assigns.  This Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holder of Equity Securities, and the respective successors and assigns of each of them, for so long as they hold Equity Securities.

(d)
Counterparts.  This Joinder may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.  This Joinder may be delivered to the other parties hereto by facsimile transmission bearing the signature of the party so delivering this Joinder.

(e)
Applicable Law.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

**********************************

IN WITNESS WHEREOF, the parties have caused this Joinder to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

Holder

By:
Name:
Title:

2